Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY TO PROVIDE DISTRIBUTION AND

OTHER RELATED SERVICES FOR MUSIC, VIDEO AND VIDEO

GAMES TO TESCO

Troy, Michigan –March 14, 2006, Handleman Company (NYSE: HDL), www.handleman.com, today announced that it will provide distribution, in-store merchandising and category management support for music, video and video games to Tesco PLC beginning in April 2007. Tesco, the largest supermarket and general merchandise retailer in the United Kingdom, is also one of the world’s leading international retailers with revenues in excess of £37 billion (approximately $65 billion). This rolling agreement, which is terminable by either party after four years, allows Handleman Company to extend its core services to over 700 Tesco stores in the United Kingdom. Handleman currently expects to generate approximately $50 million in annual service revenue as a result of this agreement.

Stephen Strome, Handleman Company Chairman and CEO said, “We are excited by the opportunity to provide Tesco stores with distribution, in-store merchandising and category management support. This opportunity aligns with our strategic focus of growing our business through providing services based on our core competencies, as well as accomplishing customer diversification.”

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music and video game hardware, software and accessories. For music, its customers include leading retailers in the United States, United Kingdom, and Canada. For video game hardware, software and accessories, its customers include leading retailers in the United States. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores. Services offered include product selection, direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with the Company’s responsibilities required under its agreement with Tesco PLC, the ability to secure funding or generate sufficient cash required under the Company’s agreement with Tesco PLC and to build and grow other new businesses, achieving the business integration objectives expected with the Crave Entertainment Group acquisition, changes in the music and video game industries, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music distribution, success of new music and video game releases, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company Contact	Media Relations:
Greg Mize, Vice President, Investor Relations	David Bassett
(248) 362-4400, Ext. 211	(248) 855-6777, Ext. 132
Thomas Braum, Sr. Vice President and CFO	Fred Marx
(248) 362-4400, Ext. 718	(248) 855-6777, Ext. 131

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